Exhibit 99.1

MEDIA RELEASE	FOR IMMEDIATE RELEASE – March 13, 2019

Contact:

Robin Gantt

Chief Financial Officer

Northwest Pipe Company
360-397-6325 • rgantt@nwpipe.com

Northwest Pipe Company Reports Profitable Quarterly Results and

Announces Fourth Quarter Conference Call

Quarterly Highlights

•	Net income from continuing operations per diluted share was $0.02, compared to a loss per diluted share of $0.20 in the fourth quarter of 2017
•

Excluding one-time non-recurring items as detailed in the Reconciliation of Non-GAAP Financial Measures below, adjusted income from continuing operations per diluted share was $0.27, compared to a loss per diluted share of $0.11 in the fourth quarter of 2017

•	Net sales were $57.5 million, the highest since the third quarter of 2014, and represented a 9.7% increase from the previous quarter and a 61.5% increase from the fourth quarter of 2017
•	Gross profit as a percentage of net sales was 11.8%, the highest since the first quarter of 2015, compared to 9.9% in the previous quarter and 5.1% in the fourth quarter of 2017
•	Continued strength in project bidding increased the Company’s backlog including confirmed orders to $252 million, its highest level in the Company’s history
•	Our last remaining idle asset in Monterrey, Mexico was sold for proceeds of $2.7 million

VANCOUVER, Washington: Northwest Pipe Company (Nasdaq: NWPX), an industry leader of engineered welded steel pipe products for the water transmission market, announced today its financial results for the quarter ended December 31, 2018. The Company will broadcast its fourth quarter 2018 earnings conference call on Thursday, March 14, 2019 at 7:00 am PDT.

Outlook – “The increase in bidding opportunities and selling prices that we began to see in the second half of 2018 resulted in a year that ended with a record backlog and the highest quarterly revenue and gross profit in nearly four years,” said Scott Montross, President and CEO of the Company. “We expect that the first quarter of 2019 will have similar revenue and gross profit to the fourth quarter of 2018, bucking the normal seasonal trend and a significant improvement over the first quarters that we have experienced over the past three years.”

Fourth Quarter 2018 Results

Net sales increased 61.5% to $57.5 million in the fourth quarter of 2018 from $35.6 million in the fourth quarter of 2017. The acquired Ameron operations contributed $19.1 million of the increase in net sales in the fourth quarter of 2018. Excluding the impact of the Ameron acquisition, the increase in net sales in the fourth quarter of 2018 compared to the fourth quarter of 2017 of $2.8 million was due to a 23% increase in selling price per ton partially offset by a 12% decrease in tons produced. The increase in selling price per ton was due to improved market conditions and a change in product mix, combined with higher material costs per ton. Higher material costs generally lead to higher contract values and, therefore, higher net sales as contractors and municipalities are aware of the input costs and market conditions. The decrease in tons produced was attributed to project timing.

Gross profit increased 270.0% to $6.8 million (11.8% of net sales) in the fourth quarter of 2018 from $1.8 million (5.1% of net sales) in the fourth quarter of 2017. The increase in gross profit in the fourth quarter of 2018 compared to the fourth quarter of 2017 was primarily due to improved pricing coupled with the addition of the Ameron operations.

Net income from continuing operations was $0.1 million, or $0.02 per diluted share, in the fourth quarter of 2018 which included a $1.8 million measurement period adjustment reducing the bargain purchase gain from the acquisition of Ameron, $0.2 million of gain on sale of the Monterrey, Mexico facility, $0.6 million of acquisition-related costs, and $0.1 million of restructuring expense. The fourth quarter of 2018 non-recurring items totaled $2.4 million, net of taxes (based on the estimated taxes specific to the non-recurring items). See the Company’s Reconciliation of Non-GAAP Financial Measures below. The Company’s effective income tax rate for the fourth quarter of 2018 was impacted by the nontaxable bargain purchase gain adjustment as well as the estimated changes in the Company’s valuation allowance. Net loss from continuing operations in the fourth quarter of 2017 was $1.8 million, or $0.20 per diluted share, which included a $1.2 million charge for workers’ compensation. The fourth quarter of 2017 non-recurring items totaled $0.7 million, net of taxes.

Backlog represents the balance of remaining performance obligations under signed contracts (“Backlog”). The Company also has projects for which it has been notified that it is the successful bidder, but a binding agreement has not been executed (“Confirmed Orders”). Beginning in 2018, accounting guidance requires disclosure of Backlog, which was $81 million as of December 31, 2018 compared to $53 million as of December 31, 2017. Backlog including Confirmed Orders, which is the metric the Company has traditionally reported, was $252 million as of December 31, 2018 compared to $201 million as of September 30, 2018 and $88 million as of December 31, 2017.

Full Year 2018 Results

Net sales increased 29.6% to $172.1 million in 2018 from $132.8 million in 2017. The acquired Ameron operations contributed $30.2 million of the increase in net sales in 2018. Excluding the impact of the Ameron acquisition, the increase in net sales in 2018 compared to 2017 of $9.1 million was due to a 6% increase in selling price per ton and a 1% increase in tons produced. The increase in selling price per ton was due to improved market conditions and a change in product mix, combined with higher material costs per ton.

Gross profit increased 108.0% to $12.1 million (7.0% of net sales) in 2018 from $5.8 million (4.4% of net sales) in 2017. The increase in gross profit in 2018 compared to 2017 was primarily due to improved pricing coupled with the addition of the Ameron operations.

Net income from continuing operations was $20.3 million, or $2.09 per diluted share, in 2018 which included a $20.1 million bargain purchase gain from the acquisition of Ameron, a $3.0 million gain on sale of the Houston, Texas property and the Monterrey, Mexico facility, $2.6 million of acquisition-related costs, and $1.4 million of restructuring expense. The 2018 non-recurring items totaled $22.1 million, net of taxes (based on the estimated taxes specific to the non-recurring items). See the Company’s Reconciliation of Non-GAAP Financial Measures below. The Company’s effective income tax rate for 2018 was impacted by the nontaxable bargain purchase gain as well as the estimated changes in the Company’s valuation allowance and the tax windfall from share-based compensation. Net loss from continuing operations in 2017 was $8.4 million, or $0.88 per diluted share, which included a $1.2 million charge for worker’s compensation and $0.9 million of restructuring expense. The 2017 non-recurring items totaled $1.3 million, net of taxes.

Conference Call – The Company will hold its fourth quarter 2018 earnings conference call on Thursday, March 14, 2019 at 7:00 am PDT. To listen to the live call, visit the Northwest Pipe Company website, www.nwpipe.com, under Investor Relations. For those unable to listen to the live call, the replay will be available approximately one hour after the event and will remain available until Friday, April 12, 2019 by dialing 1-866-396-7645 passcode 6301.

About Northwest Pipe Company – Founded in 1966, Northwest Pipe Company is the largest manufacturer of engineered welded steel pipe water systems in North America. The Company produces high-quality engineered steel water pipe, bar-wrapped concrete cylinder pipe, Permalok® steel casing, T-Lock® and Arrow-Lock® PVC liners, as well as custom linings, coatings, joints, and one of the largest offering of fittings and specialized components in North America. Northwest Pipe Company provides solution-based products for a wide range of markets including water transmission, water and wastewater plant piping, trenchless technology, and piping rehabilitation. Strategically positioned to meet growing water and wastewater infrastructure needs, the Company is headquartered in Vancouver, Washington, and has manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

Forward-Looking Statements – Statements in this press release by Scott Montross are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, price and volume of imported product, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its Water Transmission business, the Company’s ability to effectively integrate acquisitions into its business and operations and achieve significant administrative and operational cost synergies, the impacts of the Tax Cuts and Jobs Act of 2017, and other risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures – The Company is presenting Backlog including Confirmed Orders, Adjusted income (loss) from continuing operations, and Adjusted diluted income (loss) from continuing operations per share. These non-GAAP financial measures are provided to better enable investors and others to assess the Company’s results and compare them with its competitors. These should be considered as supplements to, and not as substitutes for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

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NORTHWEST PIPE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Net sales	$57,544	$35,627	$172,149	$132,780
Cost of sales	50,761	33,794	160,053	126,965
Gross profit	6,783	1,833	12,096	5,815
Selling, general, and administrative expense	4,140	3,308	16,663	14,143
Gain on sale of facilities	(200)	-	(2,960)	-
Restructuring expense	142	-	1,364	881
Operating income (loss)	2,701	(1,475)	(2,971)	(9,209)
Bargain purchase gain (adjustment)	(1,800)	-	20,080	-
Other income	18	255	267	201
Interest income	11	6	267	6
Interest expense	(198)	(121)	(583)	(490)
Income (loss) from continuing operations before income taxes	732	(1,335)	17,060	(9,492)
Income tax expense (benefit)	584	507	(3,252)	(1,100)
Income (loss) from continuing operations	148	(1,842)	20,312	(8,392)
Loss on discontinued operations	-	(316)	-	(1,771)
Net income (loss)	$148	$(2,158)	$20,312	$(10,163)

Basic income (loss) per share:
Continuing operations	$0.02	$(0.20)	$2.09	$(0.88)
Discontinued operations	-	(0.03)	-	(0.18)
Net income (loss) per share	$0.02	$(0.23)	$2.09	$(1.06)

Diluted income (loss) per share:
Continuing operations	$0.02	$(0.20)	$2.09	$(0.88)
Discontinued operations	-	(0.03)	-	(0.18)
Net income (loss) per share	$0.02	$(0.23)	$2.09	$(1.06)

Shares used in per share calculations:
Basic	9,735	9,620	9,726	9,613
Diluted	9,735	9,620	9,733	9,613

NORTHWEST PIPE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$6,677	$43,646
Trade and other receivables, net	34,394	28,990
Contract assets	74,271	44,502
Inventories	39,376	17,055
Prepaid expenses and other	4,795	6,562
Total current assets	159,513	140,755
Property and equipment, net	103,447	78,756
Other assets	8,390	10,813
Total assets	$271,350	$230,324

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$19,784	$7,521
Accrued liabilities	7,547	6,563
Contract liabilities	3,745	2,599
Current portion of capital lease obligations	416	318
Total current liabilities	31,492	17,001
Borrowings on line of credit	11,464	-
Capital lease obligations, less current portion	839	737
Other long-term liabilities	8,965	12,322
Total liabilities	52,760	30,060

Stockholders' equity	218,590	200,264
Total liabilities and stockholders’ equity	$271,350	$230,324

NORTHWEST PIPE COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Income (loss) from continuing operations, as reported	$148	$(1,842)	$20,312	$(8,392)
Adjustments for non-recurring items:
Bargain purchase (gain) adjustment	1,800	-	(20,080)	-
Gain on sale of facilities	(200)	-	(2,960)	-
Acquisition-related costs	599	-	2,616	-
Restructuring expense	142	-	1,364	881
Worker's compensation reserve	-	1,185	-	1,185
Estimated tax impact of non-recurring items	95	(448)	(3,000)	(781)
Adjusted income (loss) from continuing operations	$2,584	$(1,105)	$(1,748)	$(7,107)

Diluted income (loss) from continuing operations per share, as reported	$0.02	$(0.20)	$2.09	$(0.88)

Adjusted diluted income (loss) from continuing operations per share	$0.27	$(0.11)	$(0.18)	$(0.74)